Exhibit 3(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             DENBURY RESOURCES INC.


     It is hereby certified that:

     1. The name of the corporation  (the  "Corporation")  is Denbury  Resources
Inc.

     2. The restated certificate of incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV and by substituting in lieu of that paragraph the following:

          "The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 275,000,000 shares, consisting of: (i) 250,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and (ii) 25,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine. Each outstanding share of Common Stock shall be entitled to one vote."

     3. As of the close of business on October 31, 2005 (the "Effective Date"), each one (1) issued share of Common Stock immediately prior to the Effective Date (including shares held in the treasury of the Corporation) shall automatically be split into two (2) validly issued, fully paid and nonassessable shares of Common Stock, par value one-tenth of a cent ($0.001) per share, without any action on the part of the holder thereof. Promptly after the Effective Date, each holder of Common Stock immediately prior to the Effective Date shall be entitled to receive such number of additional shares of Common Stock, par value one-tenth of a cent ($0.001) per share, as is equal to such number of shares of Common Stock, par value one-tent of a cent ($0.001) per share, held immediately prior to the Effective Date.

     4. The amendment of the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                            [Signature page follows.]

     IN WITNESS WHEREOF this Certificate of Amendment has been executed for Denbury Resources Inc. by Phil Rykhoek, its Secretary, this 19th day of October, 2005.



                                                   /s/ Phil Rykhoek
                                                   ----------------------------
                                                   Phil Rykhoek, Secretary